Exhibit 10.5
AMENDMENT TO
WESCO INTERNATIONAL, INC.
1998 STOCK OPTION PLAN
     Pursuant to Section 9 of the WESCO International, Inc. 1998 Stock Option Plan (the “Plan”), the Plan is hereby amended as follows:
     1. Section 8 of the Plan is amended and restated to read in its entirety as follows:
     “8. Change in Control. Unless otherwise provided by the Committee in the applicable Stock Option Agreement, in the event of Change in Control, all Options outstanding on the date of such Change in Control shall become immediately and fully exercisable. The provisions of this Section 8 shall not be applicable to any Options granted to a Participant if any Change in Control results from such Participant’s beneficial ownership (within the meaning of Rule 13d.3 under the Securities Exchange Act of 1934, as amended) of Common Stock.”
     2. Except as expressly provided in this Amendment, the other terms and conditions of the Plan are hereby ratified, affirmed and confirmed in all respects.